EXHIBIT 99.1

NEWS RELEASE

For further information contact:
Kevin C. Peterson                             Bradley M. Parro
Chief Executive Officer                       Chief Financial Officer
(713) 430-1100                                (713) 430-1100


FOR IMMEDIATE RELEASE
THURSDAY, MAY 14, 1998

     CEANIC ANNOUNCES FIRST QUARTER, 1998 RESULTS; 26% REVENUE INCREASE
                 AND SUBSTANTIAL INCREASE IN PROFITABILITY

  Houston, Texas -- American Oilfield Divers, Inc. doing business as Ceanic (NASDAQ: DIVE) today reported revenue of $36.0 million and net income of $627,000 ($0.06 per share) for the first quarter ended March 31, 1998 compared with revenue of $28.6 million and net income of $226,000 for the same period a year ago.

  "In spite of unusually bad weather, our first quarter results of operations have begun to reflect our strategy to position ourselves as a deepwater, high technology provider of innovative solutions as those assets are less weather-sensitive," said Kevin Peterson, Ceanic's President and CEO. "As our new larger dynamically positioned vessels and deepwater ROV's come on line throughout the year, we expect this strategy to continue to add positive results with the full impact expected to be realized in the first half of 1999. Meanwhile, our core Americas Region market has produced consistent revenues and has increased margins. Conversely, our international expansion strategy has yet to contribute to earnings."

  The 26% increase in revenue was primarily due to increased demand for the Company's services attributable to the addition of certain deepwater assets in Ceanic's Americas Region along with overall higher utilization of existing assets in the Gulf of Mexico. Ceanic also experienced increased demand for its subsea products in the first quarter of 1998.

  Ceanic's gross profit margins increased from 28.9% in the first quarter of 1997 to 30.7% in the current quarter primarily as a result of the improvements in the Americas Region gross profit margins, partially offset by low activity levels in the Europe Africa and Asia Pacific Regions, and lower margins in the General Contracting Division.

       Ceanic's SG&A increased 22% to $6.5 million in the first quarter of 1998 compared to $5.3 million for the prior year quarter primarily due to costs associated with the Company's international and deepwater expansion strategy. The process of resizing the international and administrative management infrastructure has been initiated and is expected to be completed within the second quarter of 1998. The Company's targeted annual SG&A reduction is $3 million to $4 million.

      Ceanic's depreciation and amortization expense increased 29% to $3.0 million for the first quarter of 1998 compared to $2.3 million in the first quarter of 1997. This increase is primarily attributable to capital expenditures made in 1997 for additions to the Company's product and service offerings, particularly in the deepwater Gulf of Mexico market.


Regional Review/Outlook

Americas Region

  Ceanic's Americas Region experienced strong operating results in the first quarter of 1998 with revenues increasing by $5.9 million or 44% over the prior year quarter, and gross profit percentage increasing from 25.3% to 36.9% in the current quarter. The vessel service line recorded the most significant improvement as a result of the American Defender's, a 220 foot dynamically positioned vessel, first full quarter of operations, as well as increased utilization and day rates for the existing vessel fleet.


Asia Pacific

  Although this region has experienced initial success in the area of field development, its underlying business (diving, ROV's, vessels) had low activity and specific job-related losses. Management is currently evaluating the cost structure in this region and intends to continue to develop Ceanic's international market presence, but in a more cost effective manner.

Europe Africa Regions

  The Europe Africa Region is comprised of two distinct areas. West Africa experienced a slow start up in the first quarter with increasing activity for the second quarter of 1998. The Aberdeen office has yet to receive designated assets and therefore is not contributing revenues to the region. Assets are expected to be in the region by the third and fourth quarters of 1998.

Subsea Products

  Ceanic's Products Division achieved strong results in the first quarter of 1998. Hard Suits recorded strong operating results in the current quarter with the manufacturing of a HARDSUIT(TM) diving suit for delivery to the Italian Navy and the continued progress on U.S. Navy contracts. Big Inch experienced record demand for its pipeline connector and repair products attributable to a heavy winter construction season and a significant number of large diameter pipeline repairs. Finally, in the first quarter of 1998, Ceanic's Field Development group completed the fabrication of a Tarpon Guyed Monotower in Indonesia with the installation scheduled to be completed in the second quarter of 1998.

 General Contracting Division

  Ceanic's  General  Contracting  Division  experienced  flat  quarter-over-
quarter revenue in the current period. This coupled with certain non-recurring project cost overruns resulted in a reduction in the Division's gross profit percentage from 21.4% in the first quarter of 1997 to 13.6% in the current quarter. Although the first quarter results were down from the prior year, the General Contracting Division has recently been awarded several significant contracts and has a backlog of $24.5 million.


  Statements in this press release regarding profitability of the Company in general; utilization and dayrates in the Gulf of Mexico; opportunities in the General Contracting, Asia Pacific and Europe Africa markets; and other statements included herein that are not statements of historical fact are forward-looking statements involving factors that could cause actual results to vary materially from those predicted. Other forward-looking statements, including statements as to the Company's profitability, depend upon, among other things, prices of crude oil and natural gas, weather conditions in offshore markets, capital expenditures by customers and the Company's ability to procure large turnkey projects.

      Ceanic is a leading provider of diving services, intervention technologies, subsea products, field development, general contracting and marine construction services to offshore, governmental and industrial customers in the U.S. and internationally.

                             Tables follow . . .


                        AMERICAN OILFIELD DIVERS, INC.
          Consolidated Results of Operations and Financial Position
                ($ in thousands except for per share amounts)

                                                        Three Months Ended
                                                            March 31,
                                                            ----------
  Income Statement                                        1998     1997<F1>
                                                          ----     ----
  Revenues                                               $36,017  $28,576
                                                          ------   ------
  Gross profit                                            11,061    8,254

  Selling, general and administrative expenses             6,518    5,335
  Depreciation and amortization                            2,997    2,318
                                                           -----    -----
  Operating income                                         1,546      601
  Other expense, net                                        (444)    (205)
                                                           -----    ------
  Income before income taxes                               1,102      396
  Income tax provision                                       475      170
                                                           -----    -----
  Net income                                              $  627   $  226
                                                           =====    =====
  Net income per share (basic)                            $  .06   $  .03
                                                           =====    =====
  Net income per share (diluted)                          $  .06   $  .03
                                                           =====    =====
  Weighted average shares outstanding                     10,641    8,890
                                                           =====    =====
  Operational Data
  Dive crew days                                          10,418   11,525
  Dive crews per day                                         116      128
  Diving support vessel utilization                           47%      47%
  Earnings before interest, taxes,
    depreciation and amortization (EBITDA)                $4,543   $2,919
  EBITDA as % of revenue                                    12.6%    10.2%
  SG&A as % of revenue                                      18.1%    18.7%
  Gross profit %                                            30.7%    28.9%

                                                      March 31, December 31,
  Balance Sheet                                         1998       1997
                                                      ---------  ----------
  Assets:
  Current assets                                       $59,637     $55,286
  Other long-term assets                                84,208      79,014
                                                      ---------   ---------
  Total assets                                        $143,845    $134,300
                                                      =========   =========
  Liabilities & Stockholders' Equity:
  Current liabilities                                  $38,129     $29,698
  Long-term debt                                         7,759       8,060
  Other liabilities                                      7,293       6,291
  Stockholders' equity                                  90,664      90,251
                                                      --------     --------
  Total liabilities & stockholders equity             $143,845    $134,300
                                                      ========     ========

 <F1> Certain amounts presented in the results of operations for  the  three months ended March 31, 1997 have been reclassified to conform with the 1998 presentation.

                                   More...


                                         Three Months Ended March 31, 1998
                               -----------------------------------------------------------------------------------
(Unaudited)                                     (dollars in thousands)

                                     Americas     Pacific Europe Africa   General          Subsea
                                     Region<F1>   Region     Region    Contracting<F2>    Products<F3>    Total
                                     ---------   -------- ------------- -----------     --------------   --------
Diving and related revenues         $19,320       $1,114    $1,700        $7,146            $6,737         $36,017

Diving and related expenes          $12,200       $1,126    $1,512        $6,176            $3,942         $24,956

Gross profit (loss)                 $ 7,120       $  (12)   $  188        $  970            $2,795         $11,061

Gross profit percentage                36.9%        (1.1%)    11.1%         13.6%             41.5%           30.7%


                                         Three Months Ended March 31, 1997
                               -----------------------------------------------------------------------------------
(Unaudited)                                      (dollars in thousands)

                                     Americas     Pacific Europe Africa   General          Subsea
                                     Region<F1>   Region     Region    Contracting<F2>    Products<F3>    Total
                                     ---------   -------- ------------- -----------     --------------   --------
Diving and related revenues         $13,461       $   --    $ 2,841       $ 7,789           $ 4,485        $ 28,576

Diving and related expenses         $10,057       $   --    $ 1,607       $ 6,122           $ 2,536        $ 20,322

Gross profit                        $ 3,404       $   --    $ 1,234       $ 1,667           $ 1,949        $  8,254

Gross profit percentage                25.3%          --       43.4%         21.4%             43.5%           28.9%


<F1> Includes operations in the Company's Americas Region, which encompasses diving, intervention technology, vessel and related services, all of which were performed in the Gulf of Mexico.

<F2> Includes diving and related services in U.S. inland markets, off the U.S.
     West Coast and in Latin America.

<F3> Includes manufacturing and marketing of Big Inch pipeline connectors, marginal well production systems, Tarpon Concrete Storage Systems and Hard Suits Inc. products.


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